Exhibit 99.1

Bank of the James Announces First Quarter

2026 Financial Results and Declaration of Dividend

Bank of the James Reports First Quarter 2026 Net Income of $2.77 Million, or $0.61 Per Share

LYNCHBURG, VA, April 30, 2026 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three-month period ended March 31, 2026. The Bank serves Region 2000 (the greater Lynchburg metropolitan statistical area) and the Blacksburg, Buchanan, Charlottesville, Harrisonburg, Lexington, Nellysford, Roanoke, and Wytheville, Virginia markets.

First Quarter 2026 Highlights

"

Net income for the first quarter of 2026 was $2.77 million, an increase of $1.93 million from $842,000 in the first quarter of 2025. Earnings per share were $0.61 compared with $0.19 a year earlier. The year-over-year increase reflects higher net interest income, growth in noninterest income, and lower noninterest expense.

"	Total assets were $1.06 billion at March 31, 2026, up $49.46 million, or 4.89%, from $1.01 billion at March 31, 2025.
"	Loans, net of the allowance for credit losses, were $649.13 million at March 31, 2026, compared with $661.36 million at December 31, 2025.
"	Total deposits were $956.55 million at March 31, 2026, compared with $937.13 million at December 31, 2025.
"	Net interest income increased 13.15% to $8.73 million in the first quarter of 2026 from $7.72 million in the first quarter of 2025.
"	Net interest margin for the three months ended March 31, 2026 was 3.57% compared with 3.25% for the three months ended March 31, 2025.
"

Interest expense decreased 11.38% in the first quarter of 2026 to $3.12 million from $3.52 million in the first quarter of 2025, reflecting lower deposit costs and the retirement of capital notes in the second quarter of 2025.

"

Efficiency ratio (non-interest expense divided by the sum of net interest income and noninterest income) improved to 73.75% in the first quarter of 2026 from 89.31% in the first quarter of 2025, as revenue growth of 15.40% was paired with a 4.69% decline in noninterest expense.

"	Wealth management fees from PWW increased 12.59% to $1.41 million in the first quarter of 2026 from $1.26 million in the first quarter of 2025.
"	Stockholders’ equity increased to $81.28 million at March 31, 2026 from $80.05 million at December 31, 2025, an increase of 1.54%. Book value per share rose to $17.89 from $17.62.
"

Nonperforming loans were $1.45 million at March 31, 2026, down from $1.70 million at December 31, 2025 and $1.80 million at March 31, 2025. The allowance for credit losses was $6.20 million at March 31, 2026, representing 4.28x coverage of nonperforming loans.

"	On April 28, 2026, the Company’s board of directors approved a quarterly dividend of $0.10 per common share to stockholders of record as of May 22, 2026, to be paid on June 5, 2026.

First Quarter 2026 Operational Review

Robert R. Chapman III, CEO of the Bank, commented: “First quarter results were strong, driven by continued efficiency improvements, our investment in front-line teammates, including our commission-based producers, who continue to perform at a high level, as reflected in a lower cost of deposits, higher net interest income, and higher noninterest income. We posted a return on assets above 1% and a return on equity of nearly 14%, maintained strong asset quality, and remained well-capitalized across all measures. In over 26 years, this is our best first quarter.”

Revenue, defined as the sum of net interest income and noninterest income, grew 15.40% year over year, while noninterest expense declined 4.69%. The combination drove the efficiency ratio to 73.75% in the first quarter of 2026, compared with 89.31% in the same period a year ago.

Mike Syrek, President of the Bank, added: “Data processing expense declined $377,000, or 44.2%, as costs normalized under our amended contract with our core provider. On the revenue side, our mortgage division generated $1.20 million in gains on sales of loans held for sale, and Pettyjohn, Wood & White contributed $1.41 million in wealth management fees, up 12.59% year over year.”

Net interest income for the first quarter of 2026 was $8.73 million, up 13.15% from $7.72 million in the first quarter of 2025.

Total interest income was $11.85 million in the first quarter of 2026 compared with $11.23 million a year earlier, reflecting higher yields on loans and securities and growth in average interest-earning assets.

Total interest expense in the first quarter of 2026 declined 11.38% to $3.12 million compared with $3.52 million in the first quarter of 2025. The decline reflected lower rates paid on NOW, money market and savings deposits, and the elimination of capital note interest following the retirement of approximately $10.05 million in capital notes at the end of the second quarter of 2025.

Net interest margin rose to 3.57% in the first quarter of 2026 from 3.25% in the first quarter of 2025, as higher asset yields were paired with a lower cost of interest-bearing liabilities.

Noninterest income in the first quarter of 2026 was $3.96 million compared with $3.28 million in the first quarter of 2025, an increase of 20.74%. The year-over-year growth was driven by a $359,000 increase in gains on sale of loans held for sale, reflecting higher origination and sales volumes in the mortgage division; a $158,000 increase in wealth management fees from PWW, driven by growth in assets under management from $886.9 million at March 31, 2025 to $1.01 billion at March 31, 2026; and $131,000 of income from an SBIC fund investment.

Noninterest expense in the first quarter of 2026 was $9.37 million compared with $9.82 million a year earlier, a decrease of 4.69%. Professional and other outside expense declined $913,000, or 54.2%, to $770,000, and data processing expense declined $377,000, or 44.2%, to $475,000. Both reductions are attributable to the Company's core processing contract renegotiation, as consulting fees incurred in connection with the negotiation process were concentrated in the prior year period and the new contract terms resulted in meaningfully lower ongoing data processing costs. These reductions were partially offset by a $725,000 increase in salaries and employee benefits, reflecting market compensation adjustments and higher commission expense associated with increased production volumes, as well as performance-based incentive accruals.

The Company recorded a $146,000 recovery of credit losses in the first quarter of 2026, compared with a $137,000 provision in the first quarter of 2025.

Balance Sheet: Asset Growth

Total assets were $1.06 billion at March 31, 2026 compared with $1.01 billion at March 31, 2025.

Syrek commented: “Total assets reached $1.06 billion at quarter end, and deposits grew 4.92% year over year to $956.55 million. Core deposit balances increased, and time deposits were essentially flat from year end. Credit quality remained sound: nonperforming loans declined to $1.45 million from $1.70 million at year end and $1.80 million a year ago, representing 0.22% of total loans, and the allowance for credit losses was $6.20 million at quarter end.”

Syrek continued, “Several large payoffs and line reductions reduced loan balances and, together with solid deposit growth, provided funds to increase our investment portfolio and improve portfolio yield.”

Loans, net of allowance for credit losses, were $649.13 million at March 31, 2026 compared with $642.39 million at March 31, 2025, an increase of $6.75 million, or 1.05%. The allowance for credit losses was $6.20 million at March 31, 2026 and $7.02 million at March 31, 2025.

Total deposits were $956.55 million at March 31, 2026 compared with $911.68 million at March 31, 2025, an increase of $44.87 million, or 4.92%. Core deposits (noninterest bearing demand deposits, NOW, money market and savings) were $721.66 million at March 31, 2026, and time deposits were $234.89 million.

Stockholders’ equity rose to $81.28 million at March 31, 2026 from $68.35 million at March 31, 2025, an increase of 18.93%. Retained earnings were $52.33 million at March 31, 2026, compared with $50.01 million at December 31, 2025. Book value per share rose to $17.89 at March 31, 2026 from $17.62 at December 31, 2025.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Buchanan, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Nellysford, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at: www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the date on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, changes in the value of real estate securing loans made by the Bank, as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: Eric J. Sorenson, Jr., Executive Vice President and Chief Financial Officer of the Bank, (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share data)

	(unaudited)
Assets	March 31, 2026	December 31, 2025

Cash and due from banks	$25,097	$28,538
Federal funds sold	62,894	55,937
Total cash and cash equivalents	87,991	84,475

Securities held-to-maturity (fair value of $3,290 as of March 31, 2026 and $3,315 as of December 31, 2025), net of allowance for credit losses of $0 as of March 31, 2026 and December 31, 2025	3,586	3,590
Securities available-for-sale, at fair value	244,699	214,128
Restricted stock, at cost	1,828	1,828
Loans, net of allowance for credit losses of $6,201 as of March 31, 2026 and $6,450 as of December 31, 2025	649,133	661,357
Loans held for sale	2,877	3,472
Premises and equipment, net	19,167	19,132
Interest receivable	3,200	3,380
Cash value - bank owned life insurance	23,887	23,676
Customer relationship intangible	6,024	6,164
Goodwill	2,054	2,054
Other assets	16,743	15,768
Total assets	$1,061,189	$1,039,024

Liabilities and Stockholders’ Equity

Deposits
Noninterest bearing demand	$144,762	$131,456
NOW, money market and savings	576,899	570,345
Time	234,891	235,328
Total deposits	956,552	937,129

Other borrowings	8,729	8,796
Interest payable	1,125	1,167
Other liabilities	13,499	11,884
Total liabilities	$979,905	$958,976

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,543,338 as of March 31, 2026 and December 31, 2025	$9,723	$9,723
Additional paid-in-capital	35,253	35,253

Retained earnings	52,328	50,009
Accumulated other comprehensive (loss)	(16,020)	(14,937)
Total stockholders’ equity	$81,284	$80,048

Total liabilities and stockholders’ equity	$1,061,189	$1,039,024

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operation

(dollar amounts in thousands, except per share data) (unaudited)

	For the Three Months Ended
	March 31,
Interest Income	2026	2025
Loans	$9,427	$8,906
Securities
US Government and agency obligations	633	454
Mortgage backed securities	450	387
Municipals - taxable	398	311
Municipals - tax exempt	63	18
Dividends	11	13
Corporates	145	135
Interest bearing deposits	98	123
Federal Funds sold	624	887
Total interest income	11,849	11,234

Interest Expense
Deposits
NOW, money market savings	1,028	1,248
Time deposits	1,954	2,079
Finance leases	14	17
Other borrowings	119	89
Capital notes	-	82
Total interest expense	3,115	3,515

Net interest income	8,734	7,719

Provision for (recovery of) credit losses	(146)	137

Net interest income after provision for (recovery of) credit losses	8,880	7,582

Noninterest income
Gain on sales of loans held for sale	1,196	837
Service charges, fees and commissions	994	981
Wealth management fees	1,413	1,255
Life insurance income	211	188
Income from SBIC fund	131	-
Other	19	22
Total noninterest income	3,964	3,283

Noninterest expenses
Salaries and employee benefits	5,500	4,777
Occupancy	608	570

Equipment	747	670
Supplies	160	142
Professional and other outside expense	770	1,683
Data processing	475	852
Marketing	189	198
Credit expense	190	186
FDIC insurance expense	136	142
Amortization of intangibles	140	140
Other	450	466
Total noninterest expenses	9,365	9,826

Income before income taxes	3,479	1,039

Income tax expense	705	197

Net Income	$2,774	$842

Weighted average shares outstanding - basic and diluted	4,543,338	4,543,338

Earnings per common share - basic and diluted	$0.61	$0.19

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Mar 31, 2026	Three months ending Mar 31, 2025	Change
Interest income	$11,849	$11,234	5.47%
Interest expense	3,115	3,515	-11.38%
Net interest income	8,734	7,719	13.15%
Provision for (recovery of) credit losses	(146)	137	-206.57%
Noninterest income	3,964	3,283	20.74%
Noninterest expense	9,365	9,826	-4.69%
Income taxes	705	197	257.87%
Net income	2,774	842	229.45%
Weighted average shares outstanding – basic and diluted	4,543,338	4,543,338	-
Earnings per common share – basic and diluted	$0.61	$0.19	$ 0.42

Balance Sheet at period end:	Mar 31, 2026	Dec 31, 2025	Change	Mar 31, 2025	Dec 31, 2024	Change
Loans, net	$649,133	$661,357	-1.85%	$642,388	$636,552	0.92%
Loans held for sale	2,877	3,472	-17.14%	4,739	3,616	31.06%
Total securities	248,285	217,718	14.04%	196,382	191,522	2.54%
Total deposits	956,552	937,129	2.07%	911,683	882,404	3.32%
Stockholders’ equity	81,284	80,048	1.54%	68,348	64,865	5.37%
Total assets	1,061,189	1,039,024	2.13%	1,011,726	979,244	3.32%
Shares outstanding	4,543,338	4,543,338	-	4,543,338	4,543,338	-
Book value per share	$17.89	$17.62	$0.27	$15.04	$14.28	$0.76

Daily averages:	Three months ending Mar 31, 2026	Three months ending Mar 31, 2025	Change
Loans	$663,461	$646,788	2.58%
Loans held for sale	2,979	2,391	24.59%
Total securities (book value)	241,989	219,550	10.22%
Total deposits	947,084	922,207	2.70%
Stockholders’ equity	81,138	64,778	25.26%
Interest earning assets	994,286	963,688	3.18%
Interest bearing liabilities	820,760	800,249	2.56%
Total assets	1,050,981	1,021,766	2.86%

Financial Ratios:	Three months ending Mar 31, 2026	Three months ending Mar 31, 2025	Change
Return on average assets	1.07%	0.33%	0.74
Return on average equity	13.87%	5.27%	8.60
Net interest margin	3.57%	3.25%	0.32
Efficiency ratio	73.75%	89.31%	(15.56)
Average equity to average assets	7.72%	6.34%	1.38

Allowance for credit losses:	Three months ending Mar 31, 2026	Three months ending Mar 31, 2025	Change
Beginning balance	$6,450	$7,044	-8.43%
Provision for (recovery of) credit losses*	(91)	29	-413.79%
Charge-offs	(222)	(63)	252.38%
Recoveries	64	12	433.33%
Ending balance	6,201	7,022	-11.69%
* does not include provision for or recovery of credit losses related to the Company’s reserve for unfunded loan commitments

Nonperforming assets:	Mar 31, 2026	Dec 31, 2025	Change	Mar 31, 2025	Dec 31, 2024	Change
Total nonperforming loans	$1,450	$1,704	-14.91%	$1,799	$1,640	9.70%
Other real estate owned	-	-	N/A	-	-	N/A
Total nonperforming assets	1,450	1,704	-14.91%	1,799	1,640	9.70%

Asset quality ratios:	Mar 31, 2026	Dec 31, 2025	Change	Mar 31, 2025	Dec 31, 2024	Change
Nonperforming loans to total loans	0.22%	0.26%	(0.04)	0.28%	0.25%	0.02
Allowance for credit losses for loans to total loans	0.95%	0.97%	(0.02)	1.08%	1.09%	(0.01)
Allowance for credit losses for loans to nonperforming loans	427.66%	378.52%	49.13	390.33%	429.50%	(39.17)